Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 114 to the Registration Statement of Deutsche DWS Municipal Trust (Form N-1A, No. 002-57139) of our report dated December 23, 2020 on the financial statements and financial highlights of DWS Short-Term Municipal Bond Fund (one of the Funds constituting Deutsche DWS Municipal Trust) included in the Fund’s Annual Report for the fiscal year ended October 31, 2020.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

January 26, 2021